POWER OF ATTORNEY

Each of the undersigned directors of Baird Funds, Inc., a Wisconsin corporation, hereby constitutes and appoints each of Mary Ellen Stanek, Dustin J. Hutter and Charles M. Weber as the undersigned’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign the Registration Statement of Baird Funds, Inc. on Form N-14, and any and all amendments thereto, and to file the same, with all exhibits, and any other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory body. The undersigned grants to each said attorney-in-fact and agent full power and authority to do and perform each and every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 14th day of September, 2021.

/s/ John W. Feldt	/s/ Cory L. Nettles
John W. Feldt	Cory L. Nettles
/s/ Marlyn J. Spear	/s/ Frederick P. Stratton, Jr.
Marlyn J. Spear	Frederick P. Stratton, Jr.
/s/ Darren R. Jackson
Darren R. Jackson